EXHIBIT 10.36
            STRUCTURE AGREEMENT BETWEEN MAXIMUM COVERAGE MEDIA, INC.
                           AND NATIONAL BOSTON MEDICAL
                                   BACKGROUND

1. National Boston Medical is in the business of, among other things, marketing and distributing via television.

2. Maximum Coverage Media, Inc. (MCM) is a medial agency that supplies airtime on a wide range of television stations, local cable systems, national cable networks, and regional sports networks.

3. The parties wish by this Agreement to set forth the terms under which National Boston Medical will utilize MCM as its agent for purchasing long form commercial airtime on national cable networks, regional sports networks broadcast television stations, and local cable systems.

                                    COVENANTS

1. Media Purchasing: MCM will act as National Boston Medical's agent of record for the placing and purchasing of infomercial media time on all national cable networks, regional sports networks, broadcast television stations, and local cable systems for all versions of National Boston Medical's "Back Stroke" infomercial.

2. Administrative Services: MCM will review all infomercial media contracts entered into on behalf of National Boston Medical for verification of all particulars contained therein, including, without limitation, extent, dates, and times of media placements, and will secure proof of performance of all media placed on National Boston Medical's behalf by MCM. MCM will verify all proof of performance records (station invoices and affidavits) for accuracy and present them to National Boston Medical in a timely manner each month.

3. Commissions and Payments: National Boston Medical shall pay MCM one-hundred percent (95%) of the gross dollar amount of each media purchase. This will include MCM's commission at a rate of 10% of said amount in full consideration of MCM's services pursuant to this Agreement. MCM will invoice National Boston Medical for commissions and media charges. MCM invoices will reflect all commissions and media charges for unpaid media airing within twenty-one (21) days of the invoice date. Payment of proper invoices shall be due to MCM within 5 (five) business days of the date received by National Boston Medical. If media time that MCM has been paid for by National Boston Medical does not air, National Boston Medical shall be credited the amount that was prep-paid for the media that did not air together with all other credits, discounts, rebates, refunds, or such similar payments received in connection with media time. Although it is not MCM's policy to do so, if at any time, MCM secures more media time than was authorized by National Boston Medical, National Boston Medical will not be liable for payment for any and all media above the authorized budget. At any reasonable time during the term of this agreement, and for one (1) year thereafter, and upon reasonable prior notice to MCM, National Boston Medical may examine MCM's files and records pertaining to media purchases for National Boston Medical only. Additional Compensation: National Boston Medical shall provide MCM with 75,000 shares of National Boston Medical unrestricted series 144 stock with "piggyback" registration rights upon the execution of this Agreement. National Boston Medical shall provide to MCM an



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     additional  50,000  shares of series  144  restricted  stock for each three month period in which the infomercial campaign averages a gross media ratio of 1.9 to 1 or higher. These additional shares shall be issued within thirty (30) days from the completion of each of the following three month periods in which the gross media ratio is 1.9 to 1 or higher. March 1, 1999 to May 30, 1999 May 31, 1999 to August 29, 1999 August 30, 1999 to November 28, 1999 November 29, 1999 to February 27, 1999

4. Term: This agreement will remain in effect until thirty (30) days after either party informs the other, in writing, of termination.

5. Cancellations: Subject to the cancellation policies of each individual media entity, MCM shall cancel all television airtime purchased by MCM on behalf of National Boston Medical which National Boston Medical is unable to use or no longer desires. National Boston Medical shall be liable for any and all media charges for the time canceled which MCM is unable, in the exercise of its best efforts, to avoid.

6. Access to Proprietary Software (MTS): National Boston Medical shall be entitled to a viewonly version of MCM's proprietary software system known as the Media Tracking System (MTS). MCM agrees to distribute a version of MTS to National Boston Medical within three (3) weeks of the first airing of National Boston Medical's infomercial upon written request from National Boston Medical. National Boston Medical shall be entitled to use this software as long as this Agreement is in full force and effect.

The parties have caused this Agreement to be duly executed on the dates indicated below.

Maximum Coverage Media, Inc.            National Boston Medical


/s/ Steve Netzley                       /s/Daniel Hoyng
----------------------                  --------------------------
Name: Steve Netzley                     Name:
Title: President                        Title:
Date: 3-1-99                            Date: